EXHIBIT 10. 31

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Membership interest Purchase AGREEMENT

by and among

FL Holding Company, LLC,

Franklin Labs, LLC,

and

CannaPharmacy, Inc.,

Dated Effective as of March 26, 2020

Membership interest PURCHASE AGREEMENT

Dated Effective March 26, 2020

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and among (i) FL Holding Company, LLC, a Pennsylvania limited liability company (“Buyer”), (ii) Franklin Labs, LLC, a Pennsylvania limited liability company (the “Company”) and (iii) CannaPharmacy, Inc. a Delaware corporation (the “Member”). The Company and the Member may be referred to collectively herein as the “Selling Parties” and individually as a “Selling Party”.

RECITALS

WHEREAS, the Company is in the business of developing, cultivating, harvesting, preparing, packaging, storing, distributing, transporting and selling medical marijuana and processing medical marijuana into medical marijuana concentrates and medical marijuana-infused edibles in the State of Pennsylvania (the “Business”);

WHEREAS, the Member will own before the Closing (defined below), units of membership interest of the Company (the “Membership Interests”), which constitute one hundred percent (100%) of the issued and outstanding Membership Interests (the “Acquired Interests”);

WHEREAS, Harvest Enterprises, Inc., a Delaware corporation, is the parent company of Buyer (“Enterprises”) and Health & Recreation Inc., a British Columbia corporation, is the parent company of Enterprises (“Parent”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Member desires to sell to Buyer, and Buyer desires to purchase from the Member, the Acquired Interests; and

WHEREAS, Parent, the Member, the shareholders of the Member, and Michael H. Weisser, as the Sellers’ Representative, are parties to a Stock Purchase Agreement, dated April 8, 2019 (the “Stock Purchase Agreement”), which has been terminated pursuant to that certain Termination Agreement and Release, dated as of even date herewith, by and among Parent, the Member, the shareholders of the Member, and Michael H. Weisser, as the Sellers’ Representative (the “Termination Agreement”).

NOW THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“Action” means any claim, charge, action, suit, arbitration, mediation, inquiry, hearing, audit, proceeding or investigation by or before any Governmental Authority, including any audit, claim or assessment for Taxes or otherwise.

(b)	“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

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(c)	“Ancillary Agreements” means the Buyer Note, the Buyer Security Agreement and the Reading Lease.

(d)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(e)	“Cannabis Inventory” means living plants and bagged inventory of flower, trim, and other cannabis materials in possession of the Company as of the day immediately prior to the Closing Date as shown on the MJPlatform reports.

(f)	“Closing Date Indebtedness” means the amount of Indebtedness of the Company outstanding as of immediately prior to the Closing (other than the amount of all Excluded Indebtedness (as hereinafter defined)), including, without limitation, any Indebtedness of the Company to the Member or to Ganjapreneurs Holdings, LLC that is included in the Existing Indebtedness and remains outstanding as of immediately prior to the Closing.

(g)	“Closing Date Transaction Expenses” means the amount of Transaction Expenses outstanding as of immediately prior to the Closing.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

(j)	“Company IP Agreements” means (a) licenses of Company Intellectual Property by the Company to third parties, (b) licenses of Intellectual Property by third parties to the Company, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses, (c) agreements between the Company and third parties relating to the development of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings (against the Company) governing the use, validity or enforceability of Company Intellectual Property.

(k)	“Company Technology” means any and all Technology owned or licensed by the Company used in connection with the Business, other than Technology licensed pursuant to shrink-wrap or click wrap licenses.

(l)	“Contract” means any written or oral contract, agreement, indenture, commitment, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, arrangement or other legally binding agreement or obligation.

(m)	“Environmental Claim” means any and all administrative, regulatory or judicial Actions, demands, demand letters, Liens, notices of noncompliance or violation, consent orders or consent agreements relating in any way to any Environmental Laws or any Environmental Permits.

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(n)	“Environmental Laws” means all Laws, now in effect and in effect as of the Closing Date (provided that for purposes of the execution of this Agreement and the making of the representations and warranties contained herein as of such time, Environmental Laws shall not include Laws that come into existence between the date hereof and the Closing Date), and any administrative interpretation thereof, including any publicly available judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, product registration, natural resources or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(o)	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Laws or any term or condition of any Environmental Permits.

(p)	“Environmental Permits” means all Permits required under or issued pursuant to any applicable Environmental Law.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(r)	“ERISA Affiliate” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(s)	“Existing Indebtedness” means the outstanding Indebtedness (as the same may be or may have been increased by any compounding interest or any accrued and unpaid interest, neither of which are set forth on Exhibit A-1) set forth on Exhibit A-1 hereto and any extension, renewal or refinancing thereof.

(t)	“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(u)	“Governmental Authority” means any federal, national, foreign, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency, bureau, department, board, panel or commission or any court, tribunal, or judicial or arbitral body or mediator or any other instrumentality of any kind of any of the foregoing.

(v)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(w)	“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law.

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(x)	“Indebtedness” means, with respect to the Company, at the time of any determination, without duplication: all obligations, contingent or otherwise, of the Company (other than (i) trade payables and accounts payable of the Company incurred in the ordinary course of business and that are not past due as of the Closing Date, (ii) the obligations of the Company to Enterprises pursuant to the Secured Promissory Notes listed on Exhibit A-2 (provided that it is acknowledged and agreed that those certain Secured Promissory Notes issued by the Member set forth on Exhibit A-2 (and all obligations of the Member thereunder), shall be assigned to the Company concurrently with or immediately prior to the execution of this Agreement), which provide for loans in the aggregate original principal amount of $10,819,112 (the “Secured Notes”), each of which will remain outstanding after the Closing without any deduction to the Transaction Consideration (collectively, the “Excluded Indebtedness”)), including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of, (a) all indebtedness of the Company for borrowed money, which shall include borrowing agreements such as notes, bonds, indentures, mortgages, loans and lines of credit or similar instruments, (b) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse by the Company of the obligation of another Person, (c) all obligations (including breakage costs) payable by the Company under interest rate or currency protection agreements, (d) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances, performance bonds or similar facilities issued for the account of the Company, (e) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor or otherwise, including any earnouts, seller notes, contingency payments or similar Liabilities relating to past acquisitions, (f) all obligations, whether or not assumed, secured by any Lien, or payable out of the proceeds or product from any property or assets now owned or owned by the Company as of the Closing Date (except as described in subclause (ii) above), (g) all obligations under capital leases (as determined in accordance with GAAP), (h) deferred compensation for services provided to the Company, (i) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company and (j) any obligation of the type referred to in clauses (a) through (i) (without duplication of any item previously described in clause (b)) of this definition of another Person, the payment of which the Company has guaranteed, or which is secured by any property or assets of such Person, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

(y)	“Intellectual Property” means all intellectual property rights of the Company arising from or in respect of the Company’s ownership of the following: (i) inventions, processes, methods, algorithms and formulae, including all patents and patent applications and statutory invention registrations, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, domain names and corporate or limited liability company names, including registrations and applications for registration or renewal thereof and including the goodwill of the Business symbolized thereby or associated therewith, (iii) works, copyrights, including copyrights in computer software, promotional materials and any websites, data, databases and any registrations and applications for registration of any of the forgoing, (iv) all computer software (including source code, executable code, data, databases and documentation), and (v) confidential and proprietary information, including trade secrets, know-how and rights in non-published inventions.

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(z)	“Knowledge” (and grammatical variations thereof) means with respect to (a) the Company and/or the Member, the actual knowledge of Michael H. Weisser, Raj Mukherji, Paul A. Higdon, Nicolas J. Rentas, and David J. Weisser and the knowledge that each such individual would obtain after reasonable inquiry, and (b) with respect to Buyer, the actual knowledge of Jason Vedadi and Steve White and the knowledge that each such individual would obtain after reasonable inquiry.

(aa)	“Law” means any domestic or foreign, federal, provincial, state, municipal or local law, statute, ordinance, code, rule, regulation, directive, norm, order, requirement or rule of law; provided, however, the parties hereby acknowledge that under United States federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, marketing and transfer of cannabis is illegal and that, notwithstanding anything to the contrary herein, with respect to regulated cannabis business activities and the Business, “Law”, “law”, or “federal” shall (i) only include such federal law, authority, agency, or jurisdiction as is not in conflict with the Laws, regulations, authority, agency, or jurisdiction of any state, district, or territory regarding such regulated cannabis business activities and the Business, and (ii) not include any Laws that may restrict the possession, use, cultivation, marketing and transfer of cannabis (including but not limited to the Federal Controlled Substances Act).

(bb)	“Leased Real Property” means the real property leased, subleased, licensed or otherwise used by the Company, as tenant, subtenant, licensee or occupant, as applicable, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances on the real property leased, subleased, licensed or otherwise used by the Company as tenant, subtenant, licensee or occupant, as applicable.

(cc)	“Liabilities” means with respect to any Person, any and all debts, liabilities or obligations of such Person of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

(dd)	“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

(ee)	“Lien” means any charge, claim, community or other marital property interest, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first or last negotiation or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

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(ff)	“Losses” means any and all losses, costs, obligations, liabilities, obligations, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, claims, demands or other charges, including court filing fees, court costs, arbitration fees or costs, reasonable witness fees, reasonable fees of attorneys, accountants and other advisors, Taxes and amounts payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to a Contract or otherwise) and expenses incurred in connection with investigating, defending or asserting any claim or Action in accordance with Article VII, provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

(gg)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the authority or ability of the Member or the Company to perform their obligations hereunder, or to consummate the transactions contemplated in this Agreement, in accordance with the terms hereof and applicable Law; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change attributable to: (i) general economic or political conditions; (ii) conditions affecting the industries in which the Company operates (including but not limited to the cannabis industry) and/or any actions by a United States federal Governmental Authority to enforce those Laws that may restrict the possession, use, cultivation, marketing and transfer of cannabis (including but not limited to the Federal Controlled Substances Act); (iii) any changes in financial, banking or securities markets in general; (iv) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws (or the enforcement thereof) or accounting rules (including GAAP); provided, further, that in the case of each of the foregoing clauses (i), (ii), (iii), (iv) and (v), any such change, event, circumstance, fact, condition or effect shall be excluded only to the extent that the Company is not disproportionately affected compared to Persons operating in the same industry in which the Company operates.

(hh)	“Organizational Documents” means, with respect to any Person that is not an individual, (a) such Person’s certificate of incorporation and bylaws, (b) such Person’s certificate of formation, certificate of trust, limited liability company agreement, limited partnership agreement, operating agreement or trust agreement or (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any applicable Law, and (d) any amendment or modification to any of the foregoing.

(ii)	“Outside Date” means the date that is 120 days after the execution of this Agreement.

(jj)	[Intentionally Omitted.]

(kk)	“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.
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(ll)	“Permitted Liens” means (a) Liens for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect, (c) Liens arising from zoning ordinances which do not, individually or in the aggregate, have a Material Adverse Effect, (d) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations, (e) Liens of the lessors or licensors on property leased or licensed to or by the Company, (f) purchase money security interests securing only the property purchased, and (g) Liens pursuant to Existing Indebtedness and pursuant to the Secured Notes and the related documentation executed in connection therewith.

(mm)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority.

(nn)	“Personal Property” means all of the vehicles, machinery, equipment, tools, furniture, leasehold improvements (not included in the definition of Leased Real Property), office equipment, computer hardware (including peripherals), appliances, spare parts, supplies, materials and other items of tangible personal property of every kind which are owned, used or leased (as lessor or lessee) by the Company and used or useful in the conduct of the Business or the operations of the Business or intended by the Company for use in connection with the Business or the operations of the Business, wherever located and whether or not carried on the books of the Company.

(oo)	“Post-Closing Tax Period” means, with respect to the Company (a) any Tax period beginning after the Closing Date and (b) in the case of any Straddle Period, the portion of such Tax period starting the day following the Closing Date.

(pp)	“Pre-Closing Tax Period” means, with respect to the Company, as applicable (a) any Tax period ending on or before the Closing Date and (b) in the case of any Straddle Period, the portion of such Tax period up to and including the Closing Date.

(qq)	“Regulatory License” means the license and related approvals authorizing the Company to operate as a grower/processor in the state of Pennsylvania, that can lawfully cultivate, produce, process and sell cannabis and cannabis products, which include, but are not limited to the license granted pursuant to the Pennsylvania Medical Marijuana Act.

(rr)	“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

(ss)	“Selling Parties Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Selling Parties to Buyer in connection with this Agreement.

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(tt)	“Tax(es)” means any federal, state, local or non-U.S. tax or charge imposed by any Taxing Authority (including, without limitation, any income (net or gross), gross receipts, profits, windfall profit, premium, customs duty, capital stock, sales, use, goods and services, ad valorem, franchise, license, stamp, withholding, employment, social security (or similar), workers compensation, unemployment compensation, disability, employment, payroll, severance, occupation, transfer, excise, import, real property, personal property, intangible property, occupancy, registration, recording, value added, minimum, unclaimed property, escheat, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement (other than any Contract the principal purpose of which is unrelated to Taxes), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(uu)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(vv)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(ww)	“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

(xx)	“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of, or otherwise payable by the Company or any of its Affiliates (or incurred by or on behalf of, or otherwise payable by the Member) that have not been paid as of the Closing Date and that will become or remain a liability of the Company (a) to third parties in connection with the consideration, preparation, documentation, execution and consummation of the transactions contemplated by this Agreement, or any alternative transactions, including fees and disbursements of the Member, or any attorneys, financial advisors, accountants and other advisors and service providers to the extent payable by the Company, and (b) in respect of any bonus, severance or other payment or other form of cash compensation or benefits that is created, accelerated, accrues or becomes payable by the Company in connection with the consummation of the transactions contemplated by this Agreement, to any present or former manager/director, shareholder, employee, independent contractor or consultant thereof, including pursuant to any employment or consulting agreement, benefit plan or any other Contract, including any Taxes payable on or triggered by any such payment.

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Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars;

(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time prior to the Closing in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, prior to the Closing; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II
PURCHASE AND SALE of Acquired interests

Section 2.01 Purchase and Sale of Acquired Interests.

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(a)	Subject to the terms and conditions of this Agreement, at the Closing, the Member shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Member, the Acquired Interests, free and clear of any and all Liens, other than Liens imposed under the Securities Act of 1933, as amended (the “Securities Act”), and any other securities Laws, Liens in favor of Enterprises or its Affiliates pursuant to Indebtedness issued by Member or its Affiliates to Enterprises, or the Organizational Documents of the Company (the “Member Permitted Liens”).

(b)	The consideration for the purchase and sale of the Acquired Interests (the “Transaction Consideration”) shall be comprised of the following:

(i)	$15,400,000 (the “Cash Payment”) in cash to be paid by Buyer to the Member at the Closing, subject to adjustment as set forth in Section 2.03(a)(i); and

(ii)	A promissory note to be issued by Buyer to the Member at the Closing in the principal amount of $10,000,000, substantially in the form attached hereto as Exhibit B-1 (the “Buyer Note”), with the Buyer Note being subject to set-off pursuant to Section 7.08(c) in order to satisfy indemnity obligations of the Member.

Section 2.02 Certificates. On the Closing Date, the Member shall deliver to Buyer a duly executed certificate (the “Company Closing Certificate”) setting forth the Member’s good faith estimate of a balance sheet of the Company as of the Closing Date prepared in accordance with the same accounting principles used in the preparation of the Financial Statements (as hereinafter defined), which shall reflect (i) the Member’s good faith estimate of the assets and liabilities of the Company as of the Closing Date (ii) the Member’s good faith estimate of the amount of Closing Date Indebtedness, and (iii) the Company’s good faith estimate of the amount of Closing Date Transaction Expenses.

Section 2.03 Closing Cash Payments. Buyer shall make the following cash payments to the Member at the Closing:

(a)	to an account specified by the Member on the Closing Date, by wire transfer of immediately available funds, an amount in cash equal to the Cash Payment minus (A) the amount of the Closing Date Indebtedness, and minus (B) the amount of the Closing Date Transaction Expenses;

(b)	to the accounts specified by the Member on the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Closing Date Indebtedness set forth in the Company Closing Certificate; and

(c)	to accounts specified by the Member on the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Closing Date Transaction Expenses set forth in the Company Closing Certificate.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Interests shall take place at a closing (the “Closing”) to be held remotely via the electronic exchange of counterpart signature pages no later than two (2) Business Days after the last of the applicable conditions to Closing set forth in Sections 5.01 and 5.02 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or in such other manner or at such other time or date as the Member and Buyer may mutually agree upon in writing (in either case, the “Closing Date”).

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Section 2.05 Closing Deliveries by the Selling Parties. On or prior to the Closing, the Selling Parties shall deliver or cause to be delivered to Buyer the deliveries set forth in this Section 2.05

(a)	executed copies of each third-party consent, approval, notification or amendment listed on Schedule 2.05(a), which is required to be delivered by the Company or the Member;

(b)	executed counterparts of each of the Ancillary Agreements;

(c)	an assignment of membership interest assigning the Acquired Interests to Buyer, in form and substance reasonably satisfactory to Buyer, duly executed by the Member;

(d)	certificates of good standing for the Company issued by the Pennsylvania Secretary of State and from each jurisdiction where the Company is qualified to do business as a foreign limited liability company, dated as of a date not earlier than ten (10) days prior to the Closing;

(e)	complete and correct copies of the minute books, equity books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Company, if not currently located on the premises of the Company;

(f)	a certification of non-foreign status duly executed by an officer of the Member dated as of the Closing Date, in form and substance required under Regulations Section 1.1445-2(b) and reasonably acceptable to Buyer;

(g)	the resignations, effective as of the Closing, of such of the managers and officers of the Company as are designated by Buyer;

(h)	payoff letters, and Lien discharges (or agreements therefor), each in a form reasonably satisfactory to Buyer from each holder (other than Enterprises) of outstanding Indebtedness (the “Payoff Letters”), such Payoff Letters to also specify the amount owed to such holders as well as wire instructions for any payment to be made to any of them;

(i)	agreements or instruments evidencing the termination of the agreements set forth on Schedule 2.05(i), in each case duly executed by each party thereto and providing that neither Buyer nor the Company will have any liability or obligation under any such terminated agreements following the Closing;

(j)	the Cannabis Inventory;

(k)	a certificate from a duly authorized officer or manager of each of the Member and the Company, dated as of the Closing, (i) certifying and attaching true and complete copies of (A) the resolutions duly and validly adopted by the Board of Directors (or its equivalent) of the Member and the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Member is a party and the consummation of the transactions contemplated hereby and thereby; (B) the Organizational Documents of the Member and the Company and (ii) certifying and evidencing that the conditions set forth in Sections 5.01(a)-(e) have been satisfied and that the statements therein are true and correct;

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(l)	such other certificates, documents, schedules, agreements, resolutions, consents, approvals, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing together with such other items as may be reasonably requested by Buyer in order to effectuate or evidence the transactions with respect to the Acquired Interests contemplated hereby.

Section 2.06 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Selling Parties the deliveries set forth in this Section 2.06:

(a)	Duly executed copies of the Buyer Note and a security agreement granting the Member a security interest in the Acquired Interests and all of the Company’s assets, substantially in the form attached hereto as Exhibit B-2 (the “Buyer Security Agreement”);

(b)	the payments contemplated by Section 2.03;

(c)	executed counterparts of each of the applicable Ancillary Agreements;

(d)	a certificate from a duly authorized officer of Buyer, dated as of the Closing, (i) certifying and attaching true and complete copies of (A) the resolutions duly and validly adopted by the Board of Directors (or its equivalent) of Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby; (B) the Organizational Documents of Buyer and (ii) certifying and evidencing that the conditions set forth in Section 5.02(a), Section 5.02(b), and Section 5.02(c) have been satisfied and that the statements therein are true and correct;

(e)	certificates of good standing for Buyer issued by the applicable Governmental Authority of its place of formation and from each jurisdiction where Buyer is qualified to do business as a foreign corporation, dated as of a date not earlier than 10 days prior to the Closing; and

(f)	such other certificates, documents, schedules, agreements, resolutions, consents, approvals, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing together with such other items as may be reasonably requested by Company and/or the Member in order to effectuate or evidence the transactions contemplated hereby; and

Section 2.07 Conveyance Taxes. The Member shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, property transfer or gains, or similar Taxes incurred as a result of the sale of the Acquired Interests contemplated by this Agreement.

Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the cash portion of the Transaction Consideration such amounts that Buyer may be required to deduct and withhold under the Code or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Member.

Section 2.09 Concurrent Documentation. Concurrently with the execution of this Agreement, the Parent and Enterprises shall have duly executed a guaranty whereby the Parent and Enterprises, severally and jointly, guarantee the obligations of Buyer under this Agreement, the Buyer Note and the Buyer Security Agreement (the “Guaranty”).

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Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Except as set forth in the Selling Parties Disclosure Schedule, the Selling Parties jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Effective Date and as of the Closing Date.

Section 3.01 Authority of the Selling Parties. The Selling Parties have full legal right, power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which each Selling Party is a party, to carry out their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution of the Ancillary Agreements to which each Selling Party is a party shall have been, duly executed and delivered by the Selling Parties, and (assuming due authorization, execution, and delivery by each other party hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which each Selling Party is a party shall constitute, legal, valid, and binding obligations of the Selling Parties, enforceable against the Selling Parties in accordance with their respective terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.02 Company Organization and Authority; Execution; Enforceability. The Company (i) is a limited liability company validly existing and in good standing under the laws of Pennsylvania; and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be duly licensed or qualified to do business would not have a Material Adverse Effect. The Company has all necessary limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Section 3.02 of the Selling Parties Disclosure Schedule sets forth each jurisdiction where the Company is licensed or qualified to do business.

Section 3.03 Subsidiaries. There are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, and the Company has no obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.04 Capitalization.

(a)	As of the Effective Date, the record ownership of all of the membership interests of the Company is as set forth on Section 3.04 of the Selling Parties Disclosure Schedule. Immediately prior to the Closing the Member will be the record owner of and will have good and valid title to the Acquired Interests, free and clear of all Liens (other than the Member Permitted Liens). The Acquired Interests constitute 100% of the total Membership Interests immediately prior to the Closing, and immediately prior to the Closing, all of the Acquired Interests will be owned of record or beneficially by the Member. The Acquired Interests have been duly authorized and are validly issued and fully-paid. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Acquired Interests, free and clear of all Liens (other than Member Permitted Liens).

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(b)	The Acquired Interests were issued in compliance with applicable Laws. The Acquired Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which the Member or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person granted by the Member or the Company.

(c)	Except as set forth in the Organizational Documents of the Member, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Membership Interests in the Company granted by the Company or the Member or obligating the Member or the Company to issue or sell any Membership Interests, or any other interest, in the Company and there are no outstanding securities convertible or exercisable into or exchangeable for Membership Interests of the Company or any other equity security of the Company.

(d)	Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings to which the Member or Company is a party in effect with respect to the voting or transfer of any of the Acquired Interests.

(e)	The offer, issuance and sale of the Acquired Interests were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such Acquired Interests are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.05 No Conflict. Assuming receipt of the consents and other items set forth on Section 3.05 of the Selling Parties Disclosure Schedule, the execution, delivery and performance by the Selling Parties of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company or the Member; (b) conflict with or result in a violation or breach in any material respect of any Law or Governmental Order applicable to the Selling Parties or any of their respective assets, properties or businesses, including the Business; (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which any Selling Party is a party or by which any Selling Party is bound or by which any of the Company’s properties or assets are subject; (d) result in the creation of any Lien on any of the Company’s properties or assets; or (e) conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by or on behalf of the Company.

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Section 3.06 Consents. Except as set forth in Section 3.06 of the Selling Parties Disclosure Schedule, the execution, delivery and performance by the Selling Parties of this Agreement and each Ancillary Agreement to which each is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person related to the Company.

Section 3.07 Financial Statements; Allocation Statements.

(a)	Complete copies of the Company’s unaudited annual financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2018 and 2019, and the related statements of income and retained earnings, member equity and cash flow for the years then ended (collectively, the “Financial Statements”) have been delivered to Buyer. In addition, the following financial statements and records of the Company have been delivered to Buyer: (i) the 2018 Form 1065 for the Company; (ii) the 2018 Book and Tax basis depreciation schedules of the Company; (iii) the 2018 balance sheet and profit and loss statement; (iv) the 2019 first quarter balance sheet and profit and loss statement; and (v) the changes in fixed assets between January 1, 2019 and March 31, 2019 (collectively, the “Allocation Statements”). The Financial Statements and the Allocation Statements have been prepared in accordance with the Company’s past practice throughout the periods indicated. The Financial Statements and the Allocation Statements are based on the books and records of the Company. The Financial Statements fairly present in all material respects (i) the financial condition of the Company as of the respective dates they were prepared and (ii) the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(b)	The Company has established and adhered to a system of internal accounting controls which, to its Knowledge, are reasonably appropriate for its size and the industry in which it operates which are designed to provide assurance regarding the reliability of financial reporting. Since January 1, 2016, there has never been, to the Company’s Knowledge, any fraud or material wrongdoing that involves any of the officers or directors of the Company or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Company.

Section 3.08 Undisclosed Liabilities. The Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) contractual obligations incurred in the ordinary course of business, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.09 Bank Accounts. Set forth in Section 3.09 of the Selling Parties Disclosure Schedule is a complete and correct list of all accounts maintained by or for the benefit of the Company at any bank or financial institution (the “Company Bank Accounts”), showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. All funds received or collected prior to the Closing by the Company, the Member, any of their respective Affiliates or any signatory on any Company Bank Account which arise from any marijuana or marijuana products that were shipped by the Company on or after March 18, 2020, if received, have been deposited in the appropriate Company Bank Account and shall remain in such Company Bank Account for the benefit of Buyer after the Closing. To the extent any outstanding checks written for any accounts payable of the Company have not cleared prior to the Closing, a sufficient amount of funds (in addition to any amounts referred to in the preceding sentence) remain in the appropriate Company Bank Account to cover such transactions. For clarity, upon consummation of the transactions contemplated by this Agreement, the Company shall have sole control of all Company Bank Accounts.

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Section 3.10 Indebtedness. Set forth in Section 3.10 of the Selling Parties Disclosure Schedule is an accurate and complete summary of all Indebtedness of the Company to any Person as of the Effective Date.

Section 3.11 Absence of Certain Facts or Events. Since the Balance Sheet Date, the Business of the Company has been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been, with respect to the Company:

(a)	a Material Adverse Effect;

(b)	any damage, destruction or loss to the assets or Business of the Company, whether covered by insurance or not, involving damages, losses or assets valued in excess of $50,000;

(c)	(A) an amendment to or entering into of any written employment or independent contractor agreements or any written severance or termination agreements with, any increase in the compensation payable or to become payable by the Company to, any employee, independent contractor, manager/director or officer whose annual remuneration (which, for purposes of this Section 3.11(c)(A) includes base salary and targeted commissions and bonuses) exceeds $50,000 or (B) any establishment or termination of, or increase in or amendment or modification to any Benefit Plan that, in any case, is not in the ordinary course of business, consistent with past practice;

(d)	any issuance, sale, transfer or disposition of a Membership Interest or other equity interest of the Company or options or rights to acquire a Membership Interest or other equity interest of the Company, any redemption, repurchase or other cancellation or acquisition of outstanding Membership Interests or other equity interest of the Company, any declaration, setting aside or payment of any distribution thereon (other than cash dividends or distributions), any recapitalization, reclassification, unit split or reverse unit split, any merger of the Company with any Person, any purchase or other acquisition by the Company of capital stock or other interest in any other Person, any purchase or other acquisition by the Company of all or substantially all of the business or assets of any other Person, any transfer or sale of a substantial portion of the Business or the Company’s assets to any Person or any agreement to take any such actions;

(e)	any sale, assignment, modification or transfer outside of the ordinary course of business of any contractual rights, claims or other assets of the Company valued at more than $50,000 in the aggregate;

(f)	any Lien placed on the Company’s assets to secure Indebtedness, or any other Lien placed on any material asset of the Company (other than Permitted Liens);

(g)	an incurrence of any Liability of the Company as a result of indebtedness for borrowed money or guaranties thereof or any capital expenditure, in either case, in excess of $50,000;

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(h)	any failure to pay or perform any obligation of the Company involving more than $50,000 as, when and to the extent due other than pursuant to a good faith defense or contractual right of setoff;

(i)	any amendment or termination of the Organizational Documents of the Company or amendment, termination or modification of any Material Contract;

(j)	any material transaction entered into or consummated by the Company not in the ordinary course of business;

(k)	any forgiveness or waiver of any obligations or performance (past, present or future) owed to the Company other than in the ordinary course of business;

(l)	any material change in any method of accounting or accounting policy (including with respect to reserves) or policy or procedure relating to financial reporting, internal controls, cash management, accounts receivable collection or accounts payable practices of the Company;

(m)	any waiver, settlement or consent to the settlement of, any material claims made by or against the Company or entrance into any consent decree;

(n)	any material change in accounting or Tax principles, methods, entity classification or policies;

(o)	any material change or modification to the credit, collection or payment policies, procedures or practices of the Company;

(p)	any amendment to any Tax Return, any Tax election or modification or revocation of any existing Tax election, entry into any Tax indemnity, sharing or allocation agreement, surrender of any right to claim a refund, offset or other reduction of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company, any change to any Tax accounting method, election or convention, or any settlement or compromise of any Tax claims;

(q)	any hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee who is not an officer, except to fill a vacancy in the ordinary course of business; or

(r)	any agreement to do any of the things described in the preceding clauses.

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Selling Parties Disclosure Schedule, for the two-year period prior to the Effective Date, there have been no Actions by or against the Company or affecting any of the assets or the Business of the Company, and there are no Actions pending or, to the Company’s Knowledge, threatened, (a) by or against the Company affecting any of its properties or assets; or (b) by or against the Company or the Member that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby. To the Company’s Knowledge, except as set forth in Section 3.12 of the Selling Parties Disclosure Schedule, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Section 3.12 of the Selling Parties Disclosure Schedule, since its formation, the Company has not been subject to any Governmental Order, and there is no Governmental Order pending or, to the Company’s Knowledge, threatened against the Company.

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Section 3.13 Compliance with Laws; Permits.

(a)	The Company has conducted and continues to conduct the Business in accordance in all material respects with all Laws and Governmental Orders applicable to the Company and its assets and the Business, and the Company is not in material violation of any such Law or Governmental Order. No claim has been made in writing by any Governmental Authority to the effect that the Business conducted or any asset owned or used by the Company fails to comply, in any respect, with any Law or Governmental Order.

(b)	Section 3.13 of the Selling Parties Disclosure Schedule contains a complete and accurate list of all material Permits held by the Company, and the Company possesses and is in material compliance with all material Permits required to operate the Business. Each such material Permit is valid and in full force and effect. None of such material Permits will be impaired or terminated or become terminable as a result of the transactions contemplated hereby.

(c)	The Company is the holder of the Regulatory License. The Regulatory License is in full force and effect in all material respects and has not been revoked, suspended, cancelled, rescinded, terminated, modified and has not expired. There are no pending or, to the Company’s Knowledge, threatened Actions by or before any Governmental Authority to revoke, suspend, cancel, rescind, terminate and/or materially adversely modify the Regulatory License.

Section 3.14 Environmental Matters.

(a)	The Company is currently and has at all times been in compliance in all material respects with all Environmental Laws, and has not, and the Member has not, received from any Person any Environmental Notice or Environmental Claim or written request for information pursuant to Environmental Laws with respect to the Company or the Business, which, in each case, either remains pending or unresolved or is the source of ongoing obligations or requirement.

(b)	The Company possesses and is in compliance in all material respects with all Environmental Permits necessary for the operation of the Business and the operation or use of the portion of the Leased Real Property which is leased by the Company and the assets of the Company. All Environmental Permits obtained by the Company are in full force and effect in accordance with Environmental Laws. To the Company’s Knowledge, there is no condition, event, or circumstance that could reasonably be expected to prevent or impede the ownership, lease, operation, or use of the Business or assets of the Company. With respect to any Environmental Permits, the Company has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)	To the Company’s Knowledge, there has been no Release of Hazardous Materials by the Company in contravention of Environmental Laws with respect to the Business, the assets of the Company, or any real property (or the applicable portion, if leased or operated) currently owned, operated, or leased by the Company. The Company has not received an Environmental Notice that any real property (or the applicable portion, if leased or operated) currently owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material arising from the actions of the Company that could reasonably be expected to result in an Environmental Claim against or a violation of Environmental Laws or term of any Environmental Permits by the Company.

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(d)	To the Company’s Knowledge, there are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(e)	To the Company’s Knowledge, there are no Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company for which the Company may retain liability. To the Company’s Knowledge, none of such above facilities or locations has been placed or, to the Company’s Knowledge, proposed for placement on the National Priorities List under CERCLA or any similar state list. The Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by the Company.

(f)	The Company has not retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Laws.

(g)	The Company has provided or otherwise made available to Buyer and listed in Section 3.14(g) of the Selling Parties Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business, the assets of the Company, or any currently or formerly owned, operated or leased real property that are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims, an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)	There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company or its use of the Leased Real Property.

(i)	Neither the execution of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will require any notice to or consent of any Governmental Authority or third party pursuant to any applicable Environmental Laws or Environmental Permits.

Section 3.15 Material Contracts. Section 3.15 of the Selling Parties Disclosure Schedule contains an accurate and complete list of the following outstanding Contracts (including all amendments and supplements thereto) to which the Company is a party or by which the Company or any of its properties or assets is bound (collectively, the “Material Contracts”):

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(a)	each Contract involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(b)	each Contract with employees, third party consultants, independent contractors or other service providers of the Company, which cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(c)	each Contract involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person, including any joint venture, partnership, alliance or similar agreement (other than the Organizational Documents);

(d)	each Contract containing covenants that restrict or purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business, to compete with any Person, to compete in any geographical area or to solicit any Person for business, employment or other purposes;

(e)	each Contract or instrument that creates, gives rise to or otherwise contemplates any Lien over or in respect of any property or asset of the Company;

(f)	each Contract providing for the Company’s lease of any Leased Real Property (whether as lessor or lessee);

(g)	each Contract providing for the Company’s lease of Personal Property for payments or other consideration of more than $50,000 in any 12-month period;

(h)	each Contract that relates to Indebtedness;

(i)	each Contract or letter of intent relating to the acquisition or disposition by the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), outside of the ordinary course of business, of assets or securities;

(j)	each Contract involving monies or anything of value (including any compensation or benefits) that would become payable, owed, accelerated or vested upon the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or any other change of control of the Company;

(k)	each Contract involving capital expenditures by the Company in excess of $50,000;

(l)	each warranty, guaranty or similar undertaking with respect to performance of a Contract extended by the Company, other than in the ordinary course of business;

(m)	each Contract involving loans by the Company to any Person;

(n)	each Contract between the Company, on the one hand, and a Governmental Authority, on the other hand;

(o)	each agency, dealer, distributor, sales representative, marketing or other similar Contract with the Company;

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(p)	each Contract for management services or financial advisory services (other than any Contract with the Company’s accounting advisors);

(q)	each settlement, resolution or similar Contract involving payments by the Company after the Closing or any injunctive or similar equitable obligations on the Company;

(r)	each Contract between the Company, on the one hand, and the Member or any Affiliate of any Selling Party, on the other hand;

(s)	each collective bargaining agreement or Contract with any Union or other labor organization to which the Company is a party;

(t)	each agreement to enter into any Contract of the type described in subsections (a) through (s) of this Section 3.15.

Each Material Contract is in full force and effect and is valid and binding on and enforceable in accordance with its terms against the Company and, to the Company’s Knowledge, against the other party or parties thereto. The Company is not in material default under or in material breach of, or in receipt of any written claim of material default or material breach or any notice of any intention to terminate, any Material Contract. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.16 Intellectual Property.

(a)	Section 3.16(a) of the Selling Parties Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registrations and applications for trademarks and trade names, material common law trademarks, registered copyrights and copyright applications, domain names (“Registered IP”) and material proprietary software (“Company Software”) included in the Company Intellectual Property, and (ii) all Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses and proprietary rights agreements entered into with the Company’s employees and consultants in the ordinary course of business (copies of which have been made available to Buyer). The Company exclusively owns all right, title and interest in and to the Company Intellectual Property, including without limitation the Registered IP and Company Software listed on Section 3.16(a) of the Selling Parties Disclosure Schedule, free and clear of any Liens (other than Permitted Liens). The Company is the owner of, or has the licensed or other right to use, all Intellectual Property that is used in the business or otherwise is material to the conduct of the Business as presently conducted. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company rights in any Company Intellectual Property, Licensed Intellectual Property, or Company Technology and will not result in the breach of, or create on behalf of any third party the right to terminate or modify any Company IP Agreements.

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(b)	To the Company’s Knowledge, the Company has a valid license to use the Licensed Intellectual Property in connection with the Business, subject only to the terms of the Company IP Agreements, as the case may be. The Company is entitled to use all Company Intellectual Property, Company Technology and Licensed Intellectual Property in the continued operation of the Business without any Known infringement, misappropriation or violation of any Intellectual Property rights of any third party, subject only to the terms of the Company IP Agreements, as the case may be. The Registered IP is valid and enforceable, and no claim has been threatened in writing against the Company alleging that the Registered IP is invalid or unenforceable or challenging the Company ownership in whole or in part.

(c)	Except as disclosed in Section 3.16(c) of the Selling Parties Disclosure Schedule, no Action alleging that the Company, or the conduct of the Business has infringed, misappropriated or otherwise violated the Intellectual Property of any third party (assuming for this purpose that references in the definition of Intellectual Property to the Company are references to such third party) has been served on the Company or is pending. To the Company’s Knowledge, the Company, and the conduct of the Business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party (assuming for this purpose that references in the definition of Intellectual Property to the Company are references to such third party) and, except as disclosed in Section 3.16(c) of the Selling Parties Disclosure Schedule, no claim has been threatened in writing against the Company alleging any of the foregoing, and, to the Company’s Knowledge, there is no basis for any claims of infringement, misappropriation or violation of any Intellectual Property rights of any third party. To the Company’s Knowledge, and except as disclosed in Section 3.16(c) of the Selling Parties Disclosure Schedule, no Person has infringed, misappropriated or otherwise violated the Company Intellectual Property, and the Company has not alleged or threatened any of the foregoing against any Person.

(d)	Except as disclosed in Section 3.16(d) of the Selling Parties Disclosure Schedule, no Company Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Company Intellectual Property or that would impair the validity or enforceability of such Company Intellectual Property.

(e)	Except as disclosed in Section 3.16(e) of the Selling Parties Disclosure Schedule, each current employee, consultant and contractor (and each former employee employed and consultant and contractor engaged at any time within the three-year period prior to the Closing Date) of the Company that developed any material Company Intellectual Property has executed a confidentiality and intellectual property assignment agreement or an employment or independent contractor agreement maintaining confidentiality in any material trade secrets or proprietary information of the Company and assigning any rights in the Company Intellectual Property and Company Technology to the Company, or to the extent not assigned in such an agreement, such rights in the Company Intellectual Property are assigned to the Company as a work made for hire.

(f)	Except as set forth in the Company IP Agreements, the Company is not required, obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise, or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Company Intellectual Property or Company Technology with respect to its use, licensing and distribution. None of the Company Software is subject to an obligation that (i) requires the Company to divulge to any third party the source code for such Company Software, (ii) permits the creation of any derivative work based on such Company Software or any part thereof, or (iii) permits the distribution or redistribution of such Company Software or any part thereof at no charge.

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(g)	The software, hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems (collectively, “Information Systems”) used by the Company are, to the Company’s Knowledge, sufficient for their respective current needs in all material respects (including as to capacity and ability to process current and anticipated volumes in a timely manner). The Company has disaster recovery plans and capabilities. All Company Software is free from malicious code and material defects; provided, however, that nothing in this Section 3.16(g) shall be deemed a warranty that (A) the Information Systems will operate error free and without interruption; (B) the Information Systems will be compatible with any alternate environment other than an exact mirror of hardware, network, operating system, configuration, and vendor set as that currently being used by the Company; (C) the Information Systems will continue to function properly without additional maintenance, including as may be necessary due to changes/requirements of third party vendors whose services may be used by the Company. The Company: (i) has in its possession, and has documented, the source code for the Company Software and systems developed by or on behalf of the Company, or for the Business, and (ii) has the right to use all software development tools, library functions, compilers and other software that is required to operate, modify, distribute and support such systems.

Section 3.17 Real Property.

(a)	The Company does not own nor has it ever owned any real property. The Company does not have any options, written commitments or Contracts to acquire any real property.

(b)	Section 3.17(b) of the Selling Parties Disclosure Schedule lists: (i) each lease, sublease, license or other agreement and any amendments or modifications thereto relating to all Leased Real Property (each a “Lease” and collectively, the “Leases”), true and complete copies of which have been made available to Buyer, (ii) the street address of each parcel of Leased Real Property, (iii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property. Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company, and, to the Knowledge of the Company, each other party thereto. The Company is current with respect to all payment obligations under each Lease and is not in default, nor has it received a notice of default or termination that remains outstanding under any Lease, and to the Company’s Knowledge, (i) no uncured default or breach on the part of the landlord exists under any Lease, and (ii) no event has occurred or circumstance exists arising from the acts or omissions of the Company which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any such Lease. The Company is in peaceful and undisturbed possession of each parcel of Leased Real Property, the use of the Leased Real Property complies with the terms of the applicable Lease and to the Company’s Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used. The Company has not leased or subleased any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof. The Leased Real Property comprises all real property used in connection with the Business by the Company. The Company is not liable under any lease, sublease, license or other form of occupancy agreement other than the Leases. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Company’s Knowledge, threatened with respect to any of the Leased Real Property, and the Company has not received written notice of any such proceedings.

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Section 3.18 Assets. Except as set forth in Section 3.18 of the Selling Parties Disclosure Schedule, the Company holds all legal and beneficial right, title and interest in and to its personal assets, free and clear of any Lien, other than Permitted Liens. Except as set forth in Section 3.18 of the Selling Parties Disclosure Schedule, immediately following the Closing, all of such personal assets will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owned, leased, used or held such assets (provided that it shall not be considered a breach of this representation if such failure arises from Buyer indirectly owning such assets after the Closing). Such assets comprise all of the material assets, properties and rights used in or necessary to the conduct of the Business of the Company as presently conducted and are adequate and sufficient to conduct the Business of the Company as presently conducted.

Section 3.19 Condition of Personal Property. All items of Personal Property with an individual value greater than $10,000 are set forth in Section 3.19 of the Selling Parties Disclosure Schedule. Except as set forth in Section 3.19 of the Selling Parties Disclosure Schedule, all such items of Personal Property are in good operating condition and repair (except for ordinary, routine maintenance and repairs that are not material in nature or cost) and are suitable for their intended use in the Business.

Section 3.20 Employee Benefit Matters.

(a)	Section 3.20(a) of the Selling Parties Disclosure Schedule sets forth a true and complete list of each (i) material “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) other profit-sharing, deferred compensation, bonus or incentive, stock option, stock purchase, equity or equity-based, employment, independent contractor, consulting, severance, retention, change-of-control, paid time off, holiday pay, pension, retirement, medical, welfare, fringe and other compensation or benefit plan, policy, program, contract, arrangement or agreement, in either case, sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, manager/director, officer or independent contractor of the Company, or with respect to which the Company has, or could reasonably be expected to have, any material Liability (each, a “Benefit Plan” and collectively, “Benefit Plans”).

(b)	Except as would not reasonably be expected to give rise to any material Liability, with respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise reflected on the Financial Statements and all monies withheld for employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan within the time required under applicable Law. The Company is not and has not in the past been a member of a “controlled group” or otherwise treated together with any other Person as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. No statement, either written or oral, has been made by the Company to any Person with regard to any Benefit Plan that was not in accordance with the Benefit Plan and that could reasonably be expected to give rise to any material Liability.

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(c)	Each Benefit Plan has been maintained, operated and administered at all times in compliance with its terms and applicable Laws, including ERISA and the Code, in all material respects. All reports, forms and other documentation required to be filed with any Governmental Authority or furnished to employees with respect to a Benefit Plan have been timely filed or delivered and are accurate in all material respects. To the Knowledge of the Company, no event has occurred, nor do any circumstances exist, that could reasonably be expected to give rise to any material liability or civil penalty under any Laws with respect to any Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely upon an opinion or advisory letter, from the IRS, and to the Company’s Knowledge, there are no circumstances that could reasonably be expected to affect adversely the qualified status of any such Benefit Plan or its ability to rely on such letter from the IRS. All contributions and other payments required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable Law have been timely made.

(d)	The Company has delivered or made available to Buyer, accurate and complete copies, if applicable, of (i) each Benefit Plan, including all amendments, employee communications and other documents related thereto (including any summary plan description, summary of material modifications, and all related trust documents, insurance contracts or other funding vehicles), (ii) the three most recently filed annual reports on Form 5500 and all schedules thereto, (iii) the most recent IRS determination, opinion or advisory letter, (iv) the most recent summary annual reports, actuarial reports, financial statements and trustee reports and (v) all documents concerning Governmental Authority audits or investigations or “prohibited transactions” within the meaning of Section 4975 of the Code.

(e)	With respect to each Benefit Plan, in each case to the Company’s Knowledge: (i) the Company has no Liability with respect to any transaction in violation of Section 404 or 406 of ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or threatened (other than routine claims for benefits arising in the ordinary course of administration) relating to any Benefit Plan, the assets of any trust or other funding arrangement under any Benefit Plan or any fiduciary with respect to a Benefit Plan and there are no audits, inquiries, administrative proceedings or investigations pending or threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Benefit Plan; (iv) no prohibited transaction, as defined (as defined in Section 406 of ERISA or 4975 of the Code) has occurred; (v) all contributions and premiums due through the Closing Date have been or will be made as required under ERISA or have been fully accrued on the Financial Statements; and (vi) the Company has no liability under Section 502(l) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.20(e), as would not reasonably be expected to give rise to any material Liability.

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(f)	Except as set forth in Section 3.20(f) of the Selling Parties Disclosure Schedule, no Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any individual to any severance pay, unemployment compensation, forgiveness of indebtedness or other benefits or compensation; (ii) accelerate the time of payment or vesting, funding, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, either alone or in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan. The Company does not have any obligation to indemnify, hold harmless or gross up any individual with respect to any excise tax imposed under Sections 4999 or 409A of the Code. Each Benefit Plan has been maintained, operated and administered in with Section 409A of the Code in all material respects.

(g)	No Benefit Plan (i) is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) is a “multiple employer plan” as defined in Section 3(37) of ERISA, (iv) is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state Law). To the Company’s Knowledge, no condition exists under which the Company could have or incur any Liability under Title IV of ERISA. The Company does not employ, and has never employed, any person outside of the United States and the Company does not sponsor, maintain, contribute to (or is obligated to contribute to) any Benefit Plan that is subject to the Laws of any jurisdiction outside the United States.

Section 3.21 Employees and Contractors.

(a)	Section 3.21(a) of the Selling Parties Disclosure Schedule sets forth a complete and accurate list of all Persons employed by the Company immediately prior to the Closing (the “Employees”), showing as of the Closing Date each Employee’s: (i) name, (ii) job title or position, (iii) location, (iv) date of hire, (v) whether such Employee is full-time, part-time or temporary, (vi) whether such Person is exempt or non-exempt for purposes of the Fair Labor Standards Act and/or similar state Laws, (vii) base salary or hourly rate of base salary, (viii) annual bonus or other incentive compensation opportunity and (ix) the nature and amount of any other regular compensation (e.g., commissions and accrued but unused paid time off/vacation time). Each employee is an “at-will” employee and can be terminated by the Company, with or without notice and without severance, penalty or premiums other than payment of accrued salaries, wages, bonuses or commissions, as applicable. All salaries, wages, commissions and other compensation and benefits payable to each employee of the Company have been accrued and paid by the Company when due for all periods through the Closing Date. To the Company’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company within the next 12 months. No executive or key employee of the Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.

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(b)	Section 3.21(b) of the Selling Parties Disclosure Schedule sets forth a complete and accurate list of all independent contractors currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such independent contractor. Except as set forth on Section 3.21(b) of the Selling Parties Disclosure Schedule, none of such independent contractors is a party to a written Contract with the Company. Except as would not reasonably be expected to give rise to any material Liability, for purposes of applicable Law, including the Code and the Fair Labor Standards Act, all independent contractors who are currently, or within the last two years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

Section 3.22 Labor Matters.

(a)	Except as set forth in Section 3.22 of the Selling Parties Disclosure Schedule, (a) the Company is in material compliance with all Laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority; (b) the Company is not engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or, to the Company’s Knowledge, threatened against the Company relating to the Employees, (c) there are no claims for violations of employment or labor Laws, or age, sex, racial or other employment discrimination pending or, to the Company’s Knowledge, threatened against the Company relating to employees of the Business.

(b)	Except as set forth on Section 3.22(b) of the Selling Parties Disclosure Schedules, the Company is not bound by any agreement with, and none of the employees of the Company are represented by, any labor union, works council or other employee representative or labor organization. There is no labor union, works council, employee representative or other labor organization, which, pursuant to applicable Law or any Contract, must be notified or consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. There is no labor strike, dispute or work stoppage pending or, to the Company’s Knowledge, threatened against or involving the Business or at the current customer locations which may affect such Business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the Employees or at the current customer locations during the twenty-four (24) months prior to the Effective Date.

(c)	The Company has not incurred any material Liability arising from the failure to pay wages (including overtime wages), from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws. The Company is not a joint employer or co-employer for any third party with which it has contracted for labor during the last two years. Except as disclosed in Section 3.22(c) of the Selling Parties Disclosure Schedule, there is no Action with respect to any employment-related matters, including payment of wages, salary or overtime pay, that has been asserted in writing or is now pending or, to the Company’s Knowledge, threatened by or before any Governmental Authority with respect to any Persons currently or formerly employed (or engaged as an independent contractor) by, or who are or were applicants for employment with, the Company.

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(d)	To the Knowledge of the Company, there are no limits on the ability of the Company to use management companies or enter into management agreements except as disclosed in Section 3.22(d) of the Selling Parties Disclosure Schedule.

(e)	As of the Closing, the Company is not subject to any agreement, including without limitation any collective bargaining agreement, which requires the Company to make any contributions to a defined benefit plan.

(f)	There have been no discussions, negotiations or agreements by the Company (or any of its Affiliates) (i) with any union, labor organization or any other third party relating to expanding representation or unionization of employees who will become employed by Buyer or its Affiliates as a result of the transactions contemplated by this Agreement, or (ii) with any union, labor organization or any other third party regarding representation or unionization of employees of Buyer or its Affiliates.

Section 3.23 Taxes.

(a)	Except as set forth in Section 3.23(a) of the Selling Parties Disclosure Schedule: (i) the Company has timely filed or caused to be filed with the appropriate Taxing Authority all Tax Returns that it was required to file under applicable Laws; (ii) all such Tax Returns were true and complete in all material respects and were prepared in substantial compliance with all applicable Law; (iii) all Taxes due and owing by the Company (whether or not shown as due on any Tax Return) have been timely paid; and (iv) there are no Liens for Taxes upon the Company or its respective assets, except Liens for current Taxes not yet due and payable. Except as set forth in Section 3.23(a) of the Selling Parties Disclosure Schedule, the Company (i) is not currently the beneficiary of any extension of time within which to file any Tax Return, and (ii) has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes or agreed to any extension of time with respect to a Tax assessment or a Tax deficiency.

(b)	Except as set forth on Section 3.23(b) of the Selling Parties Disclosure Schedules, no federal, state, local, or non-U.S. Tax audits or administrative or judicial audits, proceedings or other Actions in respect of any Tax are pending or being conducted with respect to the Company. The Company has not received from any federal, state, local, or non-U.S. Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(c)	The Company has timely withheld and timely paid to the proper Taxing Authority all Taxes that it was required to withhold and pay in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has properly completed and timely filed all Tax Returns (including, applicable information returns or reports, such as IRS Forms 1099 and W-2), that are required to be filed and has, in all material respects, accurately reported all information required to be included on such Tax Returns.

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(d)	Section 3.23(d) of the Selling Parties Disclosure Schedules lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2015, and Section 3.23(d) of the Selling Parties Disclosure Schedules indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of an audit. The Company has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2015.

(e)	The Company is not a party to any Tax sharing or allocation agreement, arrangement or Contract with any Person (other than any Contract the principal purpose of which is related to Taxes) pursuant to which the Company would have liability for Taxes of another Person following the Closing. The Company (i) has not been a member of an affiliated group under Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law (other than a group the common parent of which was the Company), or (ii) does not have any Liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f)	The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(g)	The Company is not and has not been a party to any “listed transaction,” as defined in Section 6707(A)(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii)	use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)	“closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)	intercompany transaction, as defined in Section 1.1502-13 of the Treasury Regulations, or any excess loss account, as defined in Section 1.1502-19 of the Treasury Regulations, (or any corresponding provision of state, local or non-U.S. income Tax law);

(v)	installment sale or open transaction made on or prior to the Closing Date for which payments were received prior to the Closing Date; or

(vi)	prepaid amount received on or prior to the Closing Date.

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(i)	The Company has collected all sales tax in the ordinary course of business and remitted such sales tax amount to the applicable Taxing Authority, or has collected sales tax exemption certificates from all entities from which the Company does not collect sales tax.

(j)	The Company has not distributed the stock of another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(k)	The Company has never (i) had a permanent establishment in any country other than the United States, or (ii) engaged in activities in any jurisdiction other than the United States.

Section 3.24 Insurance Policies. Section 3.24 of the Selling Parties Disclosure Schedule contains a complete and correct list (by type of policy, form of coverage, name of insurer and expiration date) of all insurance policies, directors’ and officers’ liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Company and its assets, properties, Employees or Benefit Plan fiduciaries (the “Insurance Policies”). All Insurance Policies are in full force and effect, and the Company is not in material default with respect to any provision in any Insurance Policy, and all such policies and all premiums due thereunder have been paid. The Company has not received any written notice of cancellation or non-renewal of any Insurance Policy, and the Company has not been denied any claim or made any claims which are subject to reservation of rights of the insurer. With respect to each Insurance Policy, since the last renewal date of such policy, the Company has not received any written notice of any material change in its relationship with its respective insurer or the premiums payable pursuant to such policy. All Insurance Policies have been made available to Buyer.

Section 3.25 Accounts Receivable; Accounts Payable.

(a)	All accounts receivable of the Company, whether set forth in the Company Closing Certificate or subsequently created, are receivables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The Company has good and marketable title to all such accounts receivable, free and clear of all Liens (other than Permitted Liens).

(b)	All accounts payable of the Company, whether set forth in the Financial Statements or subsequently created, are payables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business consistent with past practice.

Section 3.26 Affiliate Transactions. Except as set forth in Section 3.26 of the Selling Parties Disclosure Schedule, no current or former manager/director of the Company, nor the Member, nor to the Company’s Knowledge, any immediate family member or Affiliate of any of the foregoing (whether directly or indirectly through an Affiliate of such Person): (a) is, or has been within the two (2) years preceding the date of this Agreement, a party to any Contract (other than the Organizational Documents and ordinary course employment Contracts that have been provided to Buyer) with the Company; (b) has, or has had during the last two (2) years preceding the date of this Agreement, any direct or indirect interest (i) in any material property, asset or right that is owned or used by the Company in the conduct of the Business, or (ii) in any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company (other than any subsidiaries of the Member that are engaged in the cannabis business in other states); or (c) is, or was during the last two (2) years preceding the date of this Agreement, a manager/director, officer or employee of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company (other than any subsidiaries of the Member that are engaged in the cannabis business).

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Section 3.27 Brokers. Except as set forth in Section 3.27 of the Selling Parties Disclosure Schedule, no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Member.

Section 3.28 Full Disclosure. To the Company’s Knowledge, no representation or warranty by the Company in this Agreement and no statement contained in the Selling Parties Disclosure Schedule (i) contains any untrue statement of a material fact, or (ii) omits to state a material fact necessary to make the statements contained therein in any material respect as of the date they were provided, in light of the circumstances in which they are made, not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Selling Parties that the statements contained in Article IV are true and correct as of the Effective Date and as of the Closing Date.

Section 4.01 Organization and Authority; Execution; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been, and upon their execution the Ancillary Agreements to which Buyer is a party shall have been, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.02 No Conflict. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Buyer; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Buyer is a party or by which Buyer is bound or by which any of Buyer’s properties or assets are subject.

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Section 4.03 Consents. Except as set forth in Schedule 4.03, the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which each is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person.

Section 4.04 Litigation. There are no Actions pending or, to Buyer’s Knowledge, threatened, by or against Buyer or any Affiliate of Buyer (including, without limitation, Enterprises or the Parent) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.05 Brokers. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, Parent, Enterprises or any of their respective Affiliates.

Article V
CONDITIONS TO THE CLOSING; TERMINATION

Section 5.01 Condition to the Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Acquired Interest and related transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which Buyer may waive in writing, at its sole and absolute discretion:

(a)	Other than the representations and warranties of the Selling Parties contained in Section 3.01, Section 3.02, Section 3.04 and Section 3.27, the representations and warranties of the Selling Parties contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Selling Parties contained in Section 3.01, Section 3.02, Section 3.04, and Section 3.27 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)	The Selling Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the any of the Selling Parties prior to or on the Closing Date with respect to the purchase and sale of the Acquired Interests; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, each of the Selling Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects;

(c)	No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, the purchase and sale of the Acquired Interests contemplated by this Agreement or the consummation of the purchase and sale of the Acquired Interests contemplated hereby at the Closing;

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(d)	No Material Adverse Effect shall have occurred with respect to the Company from the Effective Date to the Closing Date;

(e)	[Intentionally Omitted.];

(f)	The resolutions adopted by the Board of Directors (or its equivalent) of the Member and the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Member or the Company is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby shall remain valid;

(g)	The Company shall be 100% owned by Member;

(h)	1800 Centre Avenue, LLC, a Florida limited liability company (the “Reading Landlord”), shall have entered into a lease amendment with Buyer or an Affiliate of Buyer (as the tenant) with respect to the property located at 1800 Centre Ave, Reading, Pennsylvania (the “Reading Property”), substantially in the form attached hereto as Exhibit C (the “Reading Lease”); and

(i)	Buyer shall have received the items set forth in Section 2.05.

Section 5.02 Condition to the Obligations of the Selling Parties. The obligations of the Selling Parties to consummate the purchase and sale of the Acquired Interests contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which any of the Selling Parties may waive in writing, in their sole and absolute discretion:

(a)	Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.05, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.05, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

(b)	Buyer shall have duly performed and complied (i) with all payment obligations at the Closing and (ii) in all material respects with all other agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date; provided, that, with respect to such other agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects;

(c)	No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, the purchase and sale of the Acquired Interest contemplated by this Agreement or the consummation of the related transactions contemplated with the purchase and sale of the Acquired Interests at the Closing;

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(d)	The Member shall have purchased all outstanding equity securities of the Company from all Persons that hold such interests other than the Member;

(e)	[Intentionally Omitted.];

(f)	The resolutions adopted by the Board of Directors (other equivalent body) of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall remain valid;

(g)	The Reading Landlord and Buyer or an Affiliate of Buyer shall have entered into the Reading Lease;

(h)	No Buyer Material Adverse Effect (as hereinafter defined) shall have occurred from the Effective Date to the Closing Date;

(i)	The Company shall be 100% owned by Member; and

(j)	The Selling Parties shall have received the items set forth in Section 2.06.

Section 5.03 Termination. The purchase and sale of the Acquired Interests hereunder and related provisions of this Agreement may be terminated at any time prior to the Closing as follows:

(a)	by written consent of Buyer and the Member;

(b)	by Buyer by written notice to the Company and the Member if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Member pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.01 and such breach, inaccuracy or failure has not been waived by Buyer or cured by the Member or the Company, as applicable, within twenty (20) Business Days of the Company and the Member’s receipt of such notice from Buyer;

(c)	by the Member by written notice to Buyer if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.02 and such breach, inaccuracy or failure has not been waived by the Member or cured by Buyer within twenty (20) Business Days of Buyer’s receipt of such written notice from the Member;

(d)	(i) by Buyer upon written notice to the Member in the event that at any time prior to the Closing Date there shall have occurred a Material Adverse Effect or (ii) by the Member, upon written notice to Buyer, in the event that any time prior to the Closing there shall have occurred a Buyer Material Adverse Effect;

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(e)	by Buyer or the Member by written notice to the Member and the Company or Buyer, respectively, in the event that (i) there shall be any Law that makes Buyer’s acquisition of the Acquired Interests illegal or otherwise prohibited (excluding all Laws of any United States Federal Governmental Authority that restrict the operation of the Business or the enforcement of such Laws by any United States Federal Government Authority), or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining Buyer’s acquisition of the Acquired Interests, and such Governmental Order shall have become final and non-appealable;

(f)	by either Buyer or the Member, if the Closing shall not have occurred by the Outside Date.

Section 5.04 Effect of Termination. If this Agreement is terminated in accordance with Section 5.03, this Agreement shall become void and of no further force and effect with no Liability to any Person on the part of any party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any party hereto); provided, however, that this Section 5.04 and Article VII shall survive the termination of this Agreement and nothing herein shall relieve any party hereto from any Liability for fraud, intentional misconduct or any willful breach of the provisions of this Agreement prior to the termination of this Agreement.

Section 5.05 Breakup Fee. In consideration for the considerable time, effort and expense to be undertaken by the Company in connection with the transactions contemplated by this Agreement, if Buyer fails to consummate the Closing prior to the Outside Date (for any reason or no reason (including, without limitation, the failure to satisfy any of the conditions described herein except as set forth below in this sentence)), then Buyer shall pay to the Company $1,580,000 (the “Breakup Fee”); provided, however, that such Breakup Fee shall not be payable to the Company if the failure to consummate the Closing prior to the Outside Date is due primarily to any action or inaction of the Company or the Member which causes any of the conditions set forth in Section 5.01 not to be satisfied, except in the case of fraud, intentional misconduct or a willful and material breach by Buyer. The parties agree that the foregoing provision is fair and reasonable in light of the anticipated or actual harm caused by a breach, the difficulties of proof of loss and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy. Notwithstanding anything in this Agreement to the contrary, except in the case of fraud, intentional misconduct or a willful and material breach of this Agreement by Buyer, in the event that the Breakup Fee is paid, then payment to the Company of the Breakup Fee shall be the Company’s and the Member’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Buyer and its former, current and future directors, officers, employees, agents, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Buyer Parties”) in respect of this Agreement and the transactions contemplated hereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or for a breach or failure to perform hereunder or otherwise, and upon payment of such Breakup Fee no Buyer Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

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Article VI
ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Access to Information. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 5.03 or the Closing (such date, the “Termination Date”), the Member shall, and shall cause the Company to, (a) afford the officers, employees and representatives of Buyer (including independent public accountants and attorneys) reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and the Business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company and the Business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Member and the Company to cooperate with Buyer in its investigation of the Company and the Business. Any investigation pursuant to this Section 6.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the any Selling Party in this Agreement.

Section 6.02 Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)	Until the Termination Date, the Member, the Company and Buyer shall refrain from taking any action, or from not taking any action, which would render any of the representations or warranties contained in Article III or IV made by such party, respectively, untrue or inaccurate. Until the Termination Date, each of the Company, the Member and Buyer shall promptly notify each of the other parties hereto of (i) any event or matter that would reasonably be expected to cause any of the representations or warranties contained in Article III or IV made by such party to be untrue or inaccurate, or (ii) any Action that shall be instituted or threatened against it to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)	From the Effective Date until the Termination Date, the Company or the Member shall promptly notify Buyer of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.01 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Member or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(c)	From the Effective Date until the Termination Date, Buyer shall promptly notify the Member of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, assuming for this purpose that Buyer, Parent and/or Enterprises was the Company (a “Buyer Material Adverse Effect”), or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.02 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04 or that relates to the consummation of the transactions contemplated by this Agreement.

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(d)	For the avoidance of doubt, no notice under this Section 6.02 shall be deemed to have modified any representation or warranty or cured any breach or relieved any party hereto of any obligation or liability under this Agreement.

Section 6.03 Government Approvals and Consents.

(a)	Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement applicable to such party as promptly as practicable. In furtherance of the foregoing, each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates (if required in connection with the transactions contemplated hereby); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement, and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party(ies) and its or their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)	Without limiting the generality of the parties’ undertakings pursuant to Section 6.03(a) above, each of the applicable parties hereto shall use all reasonable best efforts to: (i) respond to any inquiries by any Governmental Authority regarding the transactions contemplated by this Agreement; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(c)	If any consent, approval, authorization or amendment necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Member shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, authorization or amendment as promptly thereafter as practicable.

(d)	All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of the Member, the Company or Buyer before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with any approvals required to be obtained hereunder by such party from a Governmental Authority with respect to the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Member or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with each other, and consider in good faith the views of each other party, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give written notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(e)	Notwithstanding the foregoing, nothing in this Section 6.03 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Buyer Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.04 Conduct of Business Prior to Closing. From the Effective Date until the Termination Date, except (a) as otherwise provided in this Agreement, or (b) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Member shall (provided that, for purposes of clarity, other than Section 6.04(g), this Section 6.04 shall not apply to any subsidiaries of the Member, other than the Company) and shall cause the Company to: (i) operate, conduct and carry on the Business and the operations of the Company only in the ordinary course and consistent with past practice; (ii) maintain and keep the Company’s properties in states of good repair and condition as at present, except for ordinary wear and tear and damage; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by the Company; (iv) perform in all material respects all of the Company’s obligations under Material Contracts; (v) use their commercially reasonable efforts to maintain and preserve the Company’s business organization intact, to retain the Company’s key employees, and to maintain the Company’s relationship with their material suppliers and customers; and (vi) comply with and perform in all material respects all obligations and duties imposed on the Company by all federal and state Laws and all rules, regulations, and orders imposed by Governmental Authorities. Notwithstanding the foregoing, except as expressly required by this Agreement, as set forth on Section 6.04 of the Selling Parties Disclosure Schedule or with the prior written consent of Buyer, the Company shall not:

(a)	(i) declare or pay any dividends on or make other distributions in respect of any of the Membership Interests or other securities, or (ii) repurchase, redeem or otherwise acquire or modify the terms of any of the Company’s membership interests or other securities, including the Acquired Interests;

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(b)	form any direct or indirect subsidiary of the Company or windup, liquidate, dissolve or terminate the Company;

(c)	(i) make any voluntary declaration of, or initiate any proceedings in, bankruptcy or insolvency or filing any petition for relief with respect to the Company, (ii) make any assignment for the benefit of creditors on behalf of the Company, or (iii) apply for the appointment of a custodian, receiver or trustee for the Company;

(d)	amend, modify, waive or rescind any of the Organizational Documents of the Company;

(e)	make any capital expenditure(s) or enter into any Contract(s) therefor that is in excess of $10,000 individually or $50,000 in the aggregate, other than in connection with the execution and delivery and performance of the Secured Notes and any related documents executed in connection therewith;

(f)	enter into any Contract that (i) would have been required to be set forth on Section 3.15 of the Disclosure Schedule if in effect on the date hereof, (ii) is outside the ordinary course of business consistent with past practice and (iii) cannot be assigned or transferred to Buyer;

(g)	enter into or modify any Contract, or transaction with any of the Company’s Affiliates or any Member, director, manager, officer, employee or consultant of the Company;

(h)	terminate, rescind, amend or otherwise modify, or grant any waiver under, any Material Contract;

(i)	enter into any Contract for the purchase of any real property or the sale or lease (including any extension thereof) of any Leased Real Property, or any amendment thereto;

(j)	acquire by merging or consolidating the Company with, or purchase any of the equity interests or material assets of, directly or indirectly, any other Person or any business or division thereof;

(k)	cancel any Indebtedness owed to or claims held by the Company or waive any other rights held by the Company other than in the ordinary course of business;

(l)	create, incur, assume, modify or amend the terms of any Indebtedness or enter into, as lessee, any capital lease;

(m)	institute, abandon, settle or compromise any pending or threatened claim or Action by, against or involving the Company other than settlements or compromises of any Action which contain a release of all claims in exchange for payment of an immaterial monetary amount;

(n)	make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date;

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(o)	establish or increase any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit with respect to employees or consultants of the Company (or any other Person who provides services to the Company);

(p)	Establish, amend, modify or terminate any Benefit Plan, collective bargaining agreement or Contract with any Union or other labor organization, other than those being negotiated as of the effective date of this Agreement; or

(q)	make any increase or, except with respect to an employee having an annual base salary of less than $100,000 or in the ordinary course of business consistent with past practices, decrease in the compensation (including base salary, wages and bonus opportunities) of the directors, managers, officers, employees or consultants of the Company (or any other Person who provides services to the Company).

For purposes of clarity nothing contained in this Agreement shall prohibit the Company from using any of its cash or cash equivalents to repay all or any portion of any Indebtedness or Existing Indebtedness at or prior to the Closing.

Section 6.05 Tax Matters.

(a)	The Member shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Company prior to the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice.

(b)	The Member, at the Member’s expense, shall prepare, and with Buyer’s and the Company’s cooperation, timely file all Tax Returns of the Company for all Pre-Closing Tax Periods (other than Straddle Periods) which Tax Returns are not due, and have not been filed as of the Closing Date and the Member shall pay and discharge all Taxes shown to be due by the Company on such Tax Returns, subject to the rights of the Buyer Indemnified Parties under Article VII. Buyer shall have a reasonable opportunity (consisting of a period of not less than fifteen (15) Business Days) to review such Tax Returns and the Member will make all changes to such Tax Returns as is reasonably requested by Buyer. Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable Law. Buyer shall prepare and timely file all Tax Returns of the Company for any Taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”) and Buyer or the Company shall pay and discharge all Taxes shown to be due on such Tax Returns, subject to the rights of the Buyer Indemnified Parties under Article VII. The Member shall have a reasonable opportunity to review and comment on such Tax Returns and Buyer will consider in good faith all of the Member’s requested reasonable comments. Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable Law.

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(c)	Except as otherwise provided in this Agreement or required by applicable Law, without the prior written consent of the Member (not to be unreasonably withheld, conditioned or delayed), Buyer shall not take any of the following actions (or cause the Company to take any of the following actions) if such action would or would reasonably be expected to result in any Tax Liability to the Company (or a loss of a Tax refund or credit) for any Pre-Closing Tax Period: (i) amend or permit the Company to amend any Tax Return for a taxable period ending on or before the Closing Date, (ii) file or permit the Company to file a Tax Return, with respect to a taxable period ending on or before the Closing Date, in any jurisdiction in which the Company, did not file such Tax Return prior to the Closing, (iii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period ending on or before the Closing Date, (iv) make or change any material Tax election or accounting method or practice that has retroactive effect to any taxable period ending on or before the Closing Date, or (v) initiate any voluntary disclosure or other communication with any Tax Authority unrelated to audit, litigation, challenge or other Tax Contest relating to any actual or potential Tax payment or Tax Return filing obligation of the Company for any Pre-Closing Tax Period. The Member and Buyer agree that any and all net operating losses, credits or other Tax assets of the Company accruing on or before the Closing Date shall be utilized, to the maximum extent permitted by law, in the Pre-Closing Tax Periods.

(d)	Any Tax refunds or credits for overpayment of Taxes actually received by the Company with respect to a Pre-Closing Tax Period after Closing that were paid by the Company prior to the Closing or paid by the Member after Closing (a “Tax Refund”) shall be owed to the Member, and Buyer agrees to cause the Company to transfer all such refunds or credits to the Member, net of any Taxes or reasonable expenses of Buyer or the Company in obtaining such refunds or credits; provided that the Member shall not be entitled to receive any such Tax Refund to the extent (i) taken into account in any calculation of or adjustment to the Transaction Consideration pursuant to this Agreement, or (ii) arising from a carryback of any net operating loss or other Tax attribute or Tax credit incurred in a Tax period (or portion thereof) beginning after the Closing Date. In the event any amount is paid to the Member pursuant to this Section 6.05(d) and all or any portion of the Tax Refund underlying such payment is disallowed by the applicable Taxing Authority, the Member shall repay such amount actually received from Buyer to Buyer to the extent Buyer or its Affiliates (including the Company) has repaid such amount to the Taxing Authority. For purposes of determining any Tax Refunds to which the Member is entitled under this Section 6.05(d), any refunds or credits (including any interest thereon) for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with the principles of Section 6.05(e).

(e)	For purposes of this Agreement, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income, gain, receipts, capital, sales, use or payment of wages of the Company for the Pre-Closing Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any Taxes of the Company for a Straddle Period to be attributed to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in such Straddle Period.

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(f)	Tax Contests.

(i)	If Buyer or the Company receives written notice of any pending or threatened audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Taxes (each, a “Tax Contest”) that would reasonably be expected to result in Losses that are indemnifiable under this Agreement, including any Tax Contest related to a Pre-Closing Tax Period of the Company, Buyer shall promptly notify the Member. If the Member receives written notice of a Tax Contest that would reasonably be expected to result in Losses that are indemnifiable under this Agreement, including any Tax Contest related to a Pre-Closing Tax Period of the Company, such Person shall promptly notify the Member, who shall then promptly notify Buyer. In each case within this clause (i), the failure or delay in delivering such notice shall not relieve a party of its obligations hereunder except to the extent that such party is prejudiced by such failure or delay.

(ii)	If such Tax Contest relates to any Pre-Closing Tax Period the Member shall have the right (but not the obligation), to be exercised within ten (10) Business Days following its receipt of the written notice of such Tax Contest by delivering written notice to Buyer, to assume and thereafter conduct and control the defense of such Tax Contest (with counsel of the Member’s choosing) to the extent such Tax Contest relates to the Pre-Closing Tax Period. For so long as the Member is conducting and controlling such defense, (A) Buyer shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing and at its own expense, (B) Buyer and the Company shall cooperate with the Member in such defense and make available to the Member all witnesses, pertinent records, materials and information in or under Buyer’s or the Company’s possession or control relating thereto as may be reasonably requested by the Member. The Member shall not be permitted to consent to the entry of any judgment or enter into any settlement of such Tax Context which adversely impacts Buyer or the Company for the periods of time after the Pre-Closing Tax Period without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned).

(iii)	For the avoidance of doubt, the procedures relating to any Tax Contest shall be governed by Section 6.05(f) and not by Section 7.06.

(g)	Buyer, the Company and the Member shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.05 and any audit, litigation, proceeding or other Tax Contest of the Company. Buyer and the Member further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(h)	For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Company to carry on its business only in the ordinary course in the same manner as heretofore conducted.

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(i)	All Tax sharing agreements, Tax allocation agreements or similar agreements (excluding any Contracts entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.

(j)	Reporting of Transaction and Purchase Price Allocation. It is acknowledged and agreed that, for U.S. federal income tax purposes (and all applicable state and local income tax purposes) the Company is disregarded as an entity separate from the Member under section 301.7701–3; accordingly, Buyer shall be treated as if it had purchased all of the assets (subject to all of its liabilities) of the Company and the Member shall be treated as if it sold 100% of the assets of the Company (subject to all of its liabilities). Except as otherwise required by applicable Law the parties shall report the transactions contemplated by this Agreement on all relevant Tax Returns in a manner consistent with such treatment. Buyer, the Member and Company agree to allocate the Transaction Consideration among the assets of the Company pursuant to Schedule 6.05(j) attached hereto (the “Purchase Price Allocation”). The Purchase Price Allocation will be binding on all of the parties to this Agreement, and the parties agree to act (and cause their respective Affiliates to act) in accordance with the Purchase Price Allocation in the preparation, filing and audit of any Tax Return, including IRS Form 8594 or any equivalent statement or amendment thereto, and not to take (or permit any of their Affiliates to take) any Tax reporting position that is inconsistent with such Purchase Price Allocation; provided that if, as a result of a change in circumstances after the Closing (such as an adjustment to the Transaction Consideration pursuant to this Agreement), the Transaction Consideration is adjusted, then the parties agree to allocate the Transaction Consideration in a manner that is consistent with the intent of the Purchase Price Allocation and Section 1060 of the Code and each party agrees to file any amended Returns or other documents as may be necessary to properly reflect any such reallocations. To the extent permitted by applicable Law, any adjustments to the Transaction Consideration shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Transaction Consideration, and to the extent that such adjustments do not relate to any specific asset classification, shall be allocated to goodwill. In the event that the Purchase Price Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party of such dispute and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Purchase Price Allocation.

Section 6.06 Public Disclosure. No party hereto shall issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby from the Effective Date without the prior written consent of Buyer and the Member, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer and its Affiliates may, without the prior written consent of any other parties hereto, issue any press release or make any public statement or disclosure as may be, and containing only the information, required by applicable Law or the applicable rules of the Canadian Securities Exchange.

Section 6.07 Acquisition Proposals. From the Effective Date until the Termination Date, the Company and the Member shall not, and shall cause their controlled Affiliates and their respective members, shareholders, directors, managers, officers, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, initiate, solicit or encourage, or furnish information to or engage in any discussions or negotiations of any type with any other Person in connection with, or enter into any confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any other Person, with respect to any inquiry, proposal or offer from any Person (an “Acquisition Proposal”) concerning (a) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (b) the issuance or acquisition of Membership Interests; or (c) the sale, lease, exchange or other disposition of all or substantially all of the Company’s properties or assets. In addition to the other obligations under this Section 6.07, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or the Member) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Member agrees that the rights and remedies for noncompliance with this Section 6.07 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 6.08 Release. Effective as of the Closing, the Member (solely in its capacity as such) on behalf of itself and its controlled Affiliates or any Person claiming by or through it or any of them hereby irrevocably waives, releases, remises and forever discharges any and all rights and claims that it, or any of the Member’s controlled Affiliates, has had, now has or might now have against the Company and its Affiliates that arose, occurred or existed on or before the Closing Date (whether accrued, absolute, contingent, unliquidated or otherwise and whether known or unknown), except for (a) rights and claims arising from or in connection with this Agreement or any other agreements entered into in connection with this Agreement, (b) rights to indemnification pursuant to Article VII, and (c) any rights to indemnification from the Company arising from the Member’s capacity as the manager and/or a member of the Company in accordance with the Organizational Documents of the Company, any Contract with the Company and/or applicable Law. For purposes of this Section 6.08, controlled Affiliates of the Member or Affiliates of the Company, as applicable, shall mean those Persons that were controlled Affiliates of the Member or Affiliates of the Company, as applicable, immediately prior to the Closing.

Section 6.09 Manager and Officer Indemnification. For a period of at least six (6) years after the Closing Date, Buyer shall not, and shall not permit the Company or, subject to this Section 6.09, any successor or assignee thereof, to amend, repeal or modify any provision of the Organizational Documents of the Company relating to the exculpation or indemnification of any current or former officer or manager (unless required by applicable Law), it being the intent of the parties hereto that such present and former officers and managers of the Company continue to be entitled to such exculpation and indemnification to the fullest extent of the Law. If the Company, or any successor or assignee thereof (i) consolidates with, or merges into, any other entity, or (ii) transfers all or substantially all of its properties and assets to any entity, then, in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of the Company shall expressly assume all of the obligations set forth in this Section 6.09. This Section 6.09 is intended for the benefit of, and is enforceable by, each current and former officer and manager of the Company, and his or her heirs, executors, legal representatives, successors and assigns, as applicable, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract, under Law, or otherwise.

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Section 6.10 Receivables. From and after the Closing, if the Member, any of its Affiliates or any Person that was a signatory on any Company Bank Account prior to the Closing receives or collects any funds arising from any marijuana or marijuana products that were shipped by the Company on or after March 18, 2020, the Member, such Affiliate or such Person shall remit such funds to Buyer within five Business Days after its receipt thereof.

Section 6.11 Preservation of Attorney-Client Relationship.

(a)	Buyer hereby acknowledges that each of McCarter & English, LLP (the “Firm”) is serving as counsel for the Company in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby (collectively, “Transaction Matters”). In the event of any dispute among the parties hereto after the Closing, the Member reasonably anticipates that the Firm may represent the Member in such matters. Moreover, the Firm anticipates that it may continue to represent certain of the Member or its Affiliates in other matters. Accordingly, to the extent required by reason of applicable Law, or otherwise, Buyer and the Company expressly consent to the Firm’s representation of the Member in any matter after the Closing in which the interests of Buyer and/or the Company, on the one hand, and the Member, on the other hand, are adverse, whether or not such matter is one in which the Firm may have previously advised the Member or the Company, and Buyer and the Company agree to execute and deliver any conflict waiver letter or other document, reasonably requested by the Member to confirm and implement such consent and the provisions of this Section 6.11(a).

(b)	Each party to this Agreement further acknowledges that, notwithstanding any other provision of this Agreement to the contrary, although Buyer is acquiring the Acquired Interests at the Closing pursuant to this Agreement, after the Closing, none of Buyer or the Company shall have any right to any attorney-client privileged matters, communications or materials arising out of or relating to the Firm’s representation of the Company as pertaining to the Transaction Matters (collectively, the “Retained Materials”), and, at the Closing, all rights to any such attorney-client privileged matters or materials shall, without the requirement of any further action, be deemed automatically transferred to and fully vested in the Member and not in the Company; and as such, (i) Buyer and the Company expressly consent to the disclosure by the Firm to the Member of any information learned by such Firm in the course of its representation of the Company, and (ii) the attorney-client privilege belongs to the Member and may be controlled by the Member and shall not be claimed by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party, on the other hand, after the Closing, the Company may assert and control the attorney-client privilege to prevent disclosure of confidential communications by the Firm to such third party. Buyer and the Company irrevocably waive any right they may have to discover or obtain any Retained Materials. Nothing set forth herein shall affect the attorney-client privilege with respect to any communications between the Firm, on the one hand, and the Company, on the other hand, with respect to communications other than those made solely and directly in connection with the Transaction Matters.

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Article VII
INDEMNIFICATION

Section 7.01 Survival.

(a)	The representations and warranties of the Company and the Member contained in this Agreement shall survive the Closing until the date that is 12 months after the Closing Date (the “General Survival Date”); provided, however, that (i) the representations and warranties of the Company contained in Section 3.01 (Authority of the Selling Parties), Section 3.02 (Organization and Authority; Execution; Enforceability), Section 3.04 (Capitalization) and Section 3.27 (Brokers) (collectively, the “Company Fundamental Representations”) shall survive the Closing indefinitely, and (ii) the representations and warranties of the Company and the Member contained in Section 3.20 (Employee Benefit Matters) and Section 3.23 (Taxes) shall survive until 60 days after the expiration of the relevant statute of limitations with respect to the underlying subject matter. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Buyer to the Member, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)	The representations and warranties of Buyer contained in this Agreement shall survive the Closing until the General Survival Date; provided, however, that the representations and warranties of Buyer contained in Section 4.01 (Organization and Authority; Execution; Enforceability), and Section 4.05 (Brokers) (collectively, the “Buyer Fundamental Representations”), in each case, shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Member to Buyer, as applicable, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(c)	The covenants and other agreements contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms or if not fully performed or fulfilled, until the expiration of the relevant statute of limitations for such matters. Any claims related to fraud or intentional misrepresentation shall survive up to the applicable statute of limitations, subject to any applicable tolling.

(d)	No claim for indemnification may be asserted by a party, unless written notice of such claim is received by the party against whom indemnification is sought describing in reasonable detail, to the extent practicable in light of facts then known, the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 7.01.

Section 7.02 Indemnification by the Member. Subject to the limitations set forth in this Article VII, the Member hereby covenants and agrees that the Member shall defend, indemnify and hold harmless Buyer and its Affiliates (including the Company after the Closing), and their respective members, shareholders, partners, members, managers, officers, and employees (each a “Buyer Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)	the breach of any representation or warranty made by the Member contained in this Agreement;

(b)	the breach of any covenant or agreement by the Member contained in this Agreement;

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(c)	all Taxes (or the non-payment thereof) of the Company with respect to any Pre-Closing Tax Period and any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing;

(d)	any claims by or on behalf of any former equity holder or any Person with a right or claim to obtain equity of the Company with respect to such former equity holder’s or Person’s ownership or right or claim to ownership of the Company and such former equity holder’s or Person’s right to receive any portion of the Transaction Consideration;

(e)	all Indebtedness that remains unpaid after the Closing (to the extent not paid as described in Section 2.03);

(f)	all Transaction Expenses that remain unpaid after the Closing (to the extent not paid as described in Section 2.03); and

(g)	any fraud or intentional misrepresentation by the Member or the Company, or either of their controlled Affiliates in connection with the transactions contemplated by this Agreement.

Section 7.03 Indemnification by Buyer. Subject to the limitations set forth in this Article VII, Buyer hereby covenants and agrees that Buyer shall defend, indemnify and hold harmless the Member and its Affiliates, shareholders, partners, managers, officers, directors and employees (each a “Member Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)	the breach of any representation or warranty made by Buyer contained in this Agreement;

(b)	the breach of any covenant or agreement by Buyer contained in this Agreement; or

(c)	any fraud or intentional misrepresentation by Buyer or its controlled Affiliates in connection with the transactions contemplated by this Agreement.

Section 7.04 Limitations on Indemnification. The rights of the Buyer Indemnified Parties and the Member Indemnified Parties to indemnification are subject to the following limitations:

(a)	Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party shall have a right to be indemnified for Losses under Section 7.02(a) (other than in respect of breaches of any of the Company Fundamental Representations) unless and until the aggregate amount of indemnifiable Losses underlying such claims equals or exceeds $[***] (the “Basket”), and then the Buyer Indemnified Parties shall have a right to be indemnified for the amount of all such Losses in excess of the Basket.

(b)	The maximum amount of Losses for which the Buyer Indemnified Parties, in the aggregate, shall be entitled to receive indemnification under Section 7.02(a) (other than in respect of breaches of any of the Company Fundamental Representations) shall be an amount equal to $[***], provided that claims for fraud and intentional misrepresentation shall not be so limited.

(c)	The maximum amount of Losses for which the Buyer Indemnified Parties, in the aggregate, shall be entitled to receive indemnification under Section 7.02 (but with respect to Section 7.02(a), solely with respect to breaches of the Company Fundamental Representations) shall be an amount equal to the consideration actually received by the Member, provided that claims for fraud and intentional misrepresentation shall not be so limited.

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(d)	For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)	Losses shall be calculated based on the amount of Loss that remains after deducting therefrom any Tax benefit received by the Indemnified Party or its Affiliates. If an Indemnified Party realizes a Tax benefit described above that was not included in the computation of a Loss for which Indemnified Party was indemnified, the Indemnified Party shall within ten (10) Business Days of filing the Tax Return claiming such Tax benefit (or, to the extent such Tax benefit is in the form of a refund, within ten (10) Business Days of receiving such refund from the applicable Tax Authority) pay to the applicable Indemnifying Party the amount of such Tax benefit. Without limitation of the foregoing, each Indemnified Party shall take commercially reasonable actions (and if the Indemnifying Party is Buyer, it shall cause the Company to take commercially reasonable actions) to timely claim any Tax benefit that shall reduce the amount of a Loss, or give rise to a payment to or for the benefit of the Indemnifying Party, under this Section 7.05(e).

(f)	The Buyer Indemnified Parties’ sole remedy for Losses with respect to Taxes (including, but not limited to, any breach of a representation or warranty contained in Section 3.23) shall be limited to Taxes of the Company for Pre-Closing Tax Periods.

Section 7.05 Notice of Loss; Third Party Claims; Direct Claims. For purposes of this Article VII, the term “Indemnified Party” means a Buyer Indemnified Party or the Member Indemnified Party, as the case may be, and the term “Indemnifying Party” means the Member pursuant to Section 7.02 or Buyer pursuant to Section 7.03, as the case may be.

(a)	If an Indemnified Party shall receive written notice of or become party to any Action initiated against it by a third party (each, a “Third Party Claim”) which gives rise to a claim for Loss under this Article VII, promptly (and any event within 15 days) after receipt of such notice or becoming party to such Action, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. The notice described herein must specify in reasonable detail the identity of the Person making the Third Party Claim, the nature and reasonable details of the Third Party Claim, the provisions to which such indemnification claim applies and to the extent known, the nature and amount of the Losses or other remedy sought in such Third Party Claim. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if (i) the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five Business Days of the receipt of such notice from the Indemnified Party, (ii) the Indemnifying Party actively defends such Third Party Claim, (iii) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief and (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal Action. The Indemnifying Party shall not be liable for any costs and expenses of the Indemnified Party unless there exists a conflict of interest that would make it inappropriate under the canons of legal ethics as determined by counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or such information may be reasonably relevant to a direct claim among the parties). Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or may be reasonably relevant to a direct claim among the parties). No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed unless (i) the terms of the compromise and settlement require only the payment of money for which the Indemnifying Party is solely liable, (ii) the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the person or entity making the Third Party Claim, and (iii) the Indemnified Party receives, as part of the compromise and settlement, an unconditional release from any and all claims, obligations and liabilities with respect to the Third Party Claim.

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(b)	Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (but in any event within thirty days after discovering such indemnifiable claim). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail based on the facts then known, the provisions of this Agreement upon which such Direct Claim is based, and shall indicate the estimated amount, if reasonably practicable based on the facts then known, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 45 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party disputes such Direct Claim, then during such 45-day period, the Indemnifying Party and Indemnified Party shall use good faith efforts to resolve the disputed matters. If the dispute is not resolved within such 45-day period, either party may seek resolution of the dispute in a court having jurisdiction over the parties and the matter. If the Indemnifying Party does not so respond within such 45-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions set forth in this Article VII. For purposes of investigating any Direct Claim, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request, including (to the extent applicable) reasonable access to any physical premises, equipment or other tangible property that is the subject of, or otherwise relevant to, the Direct Claim.

Section 7.06 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.07 Insurance/Mitigation. Notwithstanding anything to the contrary in this Agreement, and without limiting the effect of any other limitation contained in this Article VII, for purposes of computing the amount of any Losses incurred by any Indemnified Party under this Article VII, the amount of any Losses recoverable hereunder shall be reduced by an amount equal to the amount of any insurance proceeds that have been actually received by any Indemnified Party, its applicable Affiliate or designee in connection with such Losses; provided, however, nothing herein shall require any Indemnified Party to seek recovery for Losses from its insurance policies. To the extent any such insurance proceeds are received by the Indemnified Party or its applicable Affiliate or designee after any indemnification claim has been paid by the Indemnifying Party, the Indemnified Party shall, within 10 days following its receipt thereof, pay to the Indemnifying Party the portion of such insurance proceeds received in connection with such Losses. Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant, agreement or obligation under this Agreement, and if the amount of any Losses actually paid is successfully mitigated and reduced following payment, then the Indemnified Party shall promptly repay the amount so mitigated and reduced to the Indemnifying Party.

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Section 7.08 Payments; Set-off.

(a)	Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds, provided that the foregoing shall not apply with respect to indemnification claims against the Member until Buyer has exercised its setoff rights under Section 7.08(c). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)	Subject to the terms, conditions and limitations described in this Agreement, any Losses payable to a Buyer Indemnified Party pursuant to this Article VII or any other amounts owing by the Member to a Buyer Indemnified Party hereunder shall be satisfied first by setting off and deducting any such Losses or other amounts in accordance with Section 7.08(c) from and against the Buyer Note payable to the Member hereunder, if applicable.

(c)	Prior to a Buyer Indemnified Party being entitled to set-off and deduct any Losses under this Section 7.08(c) (a “Set-off Claim”), Buyer shall promptly notify the Member of Buyer’s intent to do so in writing (a “Set-off Notice”). A Set-off Notice shall, to the extent feasible, describe the Set-off Claim, and indicate the amount of the Losses that have been suffered by the Buyer Indemnified Party. The Member may respond to Buyer (a “Set-off Response”) within 30 days (the “Set-off Response Period”) after the date that the Set-off Notice is received by the Member. Any Set-off Response must specify whether the Member disputes all or any portion of the Set-off Claim described in the Set-off Notice, describing in reasonable detail the reasons for such dispute and indicate the amount of Losses or other amounts the Member is disputing. If the Member fails to deliver a Set-off Response within the Set-off Response Period, the Member will be deemed not to dispute the Set-off Claim described in the related Set-off Notice, and Buyer shall be entitled to set-off and deduct from the Buyer Note the amount of such Losses to the maximum extent permitted by this Article VII (including, without limitation, the limitations described herein). Any items not disputed in a Set-off Response will be deemed to have been accepted by the Member. If the Member delivers a Set-off Response within the Set-off Response Period indicating that the Member disputes one or more of the matters identified in the Set-off Notice, Buyer and the Member shall promptly meet and negotiate in good faith to settle the dispute. Buyer and the Member shall reasonably cooperate with and Buyer shall make available to the Member the information relied upon by Buyer to substantiate the Set-off Claim, together with such other information as the Member may reasonably request, including (to the extent applicable) reasonable access to any physical premises, equipment or other tangible property that is the subject of, or otherwise relevant to, such disputed Set-off Claim, except to the extent such disclosure is reasonably likely to, in the disclosing party’s good faith determination cause the loss of any attorney-client privilege, attorney work product or other legally recognized privileges or immunity from disclosure. If Buyer and the Member are unable to reach agreement within 45 days after the conclusion of the Set-off Response Period, then either Buyer or the Member may resort to other legal remedies subject to the limitations set forth in this Article VII. For purposes of this Article VII, (i) any amounts set off hereunder shall be deemed to be Losses paid by the Member for purposes of the limitations on indemnification set forth herein and (ii) the Buyer Indemnified Parties may not bring a claim for monetary damages against the Member for indemnification claims unless and until it has set-off and reduced the Buyer Note to zero (0).

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Section 7.09 Exclusive Remedies. Except as set forth in Section 5.05 and except for claims based on fraud or willful misconduct, the indemnification rights provided in this Article VII shall be the sole and exclusive remedy available to the parties hereto for any and all Losses related to or arising from the transactions contemplated by this Agreement (including, but not limited to, a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained in this Agreement, or any right, claim or action arising from the transactions contemplated hereby); provided, however, that the provisions of this Section 7.09 shall not limit or affect (i) Buyer’s right to offset against the Buyer Note; (ii) any party’s remedies under any of the Ancillary Agreements; or (iii) any party’s right to bring an action for specific performance, injunction or any other equitable remedy to the extent that such action or remedy is permitted by this Agreement.

Section 7.10 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

Section 7.11 One Recovery. An Indemnified Party is not entitled to double recovery for any claim for indemnification or otherwise under this Agreement even though there may be one or more legal claims resulting from the breach of more than one of the representations, warranties, covenants and/or obligations of one or more Indemnifying Parties under this Agreement.

Article VIII
MISCELLANEOUS

Section 8.01 [Reserved.]

Section 8.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the personal jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

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Section 8.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to the recipient or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

(i) If to Buyer, to: Harvest Enterprises, Inc. 1155 W. Rio Salado Parkway, Suite 201 Tempe, Arizona 85281 Attn: Brian Manning Email: bmanning@harvestinc.com
(ii) If to the Member or Company, to: 20155 N. E. 38th Court Suite 201 Aventura, Florida 33180 Attention: Michael H. Weisser Email: [***]	with a copy to (which shall not constitute notice): McCarter & English, LLP 2 Tower Center Boulevard, 24th Floor East Brunswick, New Jersey 08816 Attention: Jedediah Ande Email: jande@mccarter.com

(b)	Any party may change its address for notices hereunder upon notice to each other party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received, and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04 Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party(ies) for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05 Confidentiality. Each party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the applicable other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

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Section 8.06 Disclosure Schedules. Nothing in the Selling Parties Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein or therein. Inclusion of any item on any section or schedule of the Selling Parties Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality or that such matter is necessarily required to be disclosed by the terms of this Agreement, (b) does not represent a determination that such item did not arise in the ordinary course of business, and (c) shall not constitute, or be deemed to be, an admission or indication to any third party concerning such item, including that an alleged breach or violation exists or has actually occurred or that a basis for any defense to such allegation or claim, or counterclaim or cross complaint against the claimant, does not exist. Inclusion of any item under any section or schedule of the Selling Parties Disclosure Schedule will also be deemed a disclosure as to each other applicable section or schedule of the Selling Parties Disclosure Schedule and this Agreement, if any, to the extent such disclosure is reasonably apparent on its face. The Selling Parties Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Company and its Business and operations. The descriptions and brief summaries are not and do not purport to be necessarily complete and are provided in the Selling Parties Disclosure Schedule to identify documents or other materials previously delivered or made available. From time to time prior to the Closing, the Company and the Member shall promptly supplement or amend the Selling Parties Disclosure Schedule with respect to any matter hereafter arising or discovered that, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or described in the applicable section or schedule of the Selling Parties Disclosure Schedule or that is necessary to correct any information in the applicable section or schedule of the Selling Parties Disclosure Schedule that has been rendered inaccurate thereby. Any disclosure in any such supplement or amendment shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 5.01 has been satisfied.

Section 8.07 Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties and Section 6.09 and Section 6.11, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.08 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.09 Entire Agreement. Each of the parties agrees that this Agreement represents the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter, including, without limitation, that certain Letter of Intent dated November 19, 2019 by and among the Member, Verano Holdings, LLC (“Verano”), Enterprises and the other persons party thereto (the “LOI”) and to the extent that the terms herein conflict with the terms of the LOI, the terms of this Agreement shall govern. Prior to the execution of this Agreement, the Member, Verano and Enterprises shall have executed an acknowledgment that this Agreement controls over the terms of the transaction described in the LOI.

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Section 8.10 Amendment; Waiver. This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each of the parties hereto. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 8.11 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties hereto, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 8.12 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties hereto.

Section 8.13 Assignment. This Agreement may not be assigned by a party hereto by operation of Law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties), except that (a) Buyer shall be permitted to assign its rights and obligations hereunder to (i) any of its Affiliates, provided that no such assignment shall relieve Buyer of any of its obligations hereunder, and (ii) any purchaser of all or substantially all of Buyer’s assets or equity, so long as Buyer demonstrates to the Member’s reasonable satisfaction that such purchaser has financial capacity and wherewithal at least equal to that of Buyer as of the Effective Date, and (b) Buyer shall be permitted to collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates, provided that no such assignment shall relieve Buyer of any of its obligations hereunder and provided, further than in any such assignment the Guaranty shall remain effective.

Section 8.14 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.14.

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Section 8.15 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 8.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

Section 8.18 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.19 Lack of Non-Competition. Notwithstanding anything to the contrary herein, after the date hereof it is acknowledged and agreed that the Member, a Newco (as hereinafter defined) or any equity holder of the Member (each a “Shareholder” and collectively, the “Shareholders”) may engage in the same business as the Company or any of its Affiliates and nothing contained herein shall prohibit such Person from competing with the Company. “Newco” means any Person created by a Shareholder, a group of Shareholders or any Affiliates of a Shareholder or group of Shareholders.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the Effective Date.

Buyer:

FL HOLDING COMPANY, LLC

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

MEMBER:

CannaPharmacy, Inc.

By:	/s/ Michael H. Weisser
Name:	Michael H. Weisser
Title:	Chairman of the Board of Directors

Company:

FRANKLIN LABS LLC

By:	/s/ Berchard Suber
Name:	Berchard V. Suber
Title:	CEO

EXHIBIT A-1

Existing Indebtedness

Payee	Origination Date	Principal Amount	Balance as of 3/26/2020	Interest Rate	Miscellaneous Terms
CannaPharmacy, Inc.	Various	$4,265,000.00	$4,987,998.74	9%	Compounded monthly
CannaPharmacy, Inc.	Various	$359,051.21	$359,051.21	0%	Intercompany debt
Ganjapreneurs Holdings, LLC* - See Selling Party Disclosure Schedules for a more fulsome description of the indebtedness held by Ganjapreneurs Holdings, LLC	8/14/2018	$2,400,000.00	$2,641,157.05	9%	Simple interest
Harvest Enterprises, Inc.	4/24/2019	$2,250,000.00	$2,337,664.95	8%	Simple interest
Harvest Enterprises, Inc.	6/21/2019	$3,619,112.00	$3,760,120.55	8%	Simple interest
Harvest Enterprises, Inc.	11/18/2019	$1,000,000.00	$1,028,222.48	8%	Simple interest
Harvest Enterprises, Inc.	2/3/2020	$400,000.00	$404,546.44	8%	Simple interest

EXHIBIT A-2

Secured Notes

1. Secured Promissory Note, dated April 24, 2019, in the principal amount of $2,250,000, issued by the Member and the Company to Harvest Enterprises, Inc.

2. Secured Promissory Note, dated June 21, 2019, in the principal amount of $3,550,000, issued by the Member to Harvest Enterprises, Inc.

3. Secured Promissory Note, dated June 21, 2019, in the principal amount of $3,619,112, issued by the Company to Harvest Enterprises, Inc.

4. Secured Promissory Note, dated November 18, 2019, in the principal amount of $1,000,000, issued by the Company to Harvest Enterprises, Inc.

5. Secured Promissory Note, dated February 3, 2020, in the principal amount of $400,000 issued by the Company to Harvest Enterprises, Inc.

EXHIBIT B-1

Buyer Note

See attached.

EXHIBIT B-2

Buyer Security Agreement

See attached.

EXHIBIT C

Reading Lease

See attached.